EXHIBIT 10.11 ENVIRONMENTAL INDEMNITY AGREEMENT DATED NOVEMBER 2, 2000 BETWEEN GETTY PROPERTIES CORP. AND GETTY PETROLEUM MARKETING INC.

ENVIRONMENTAL INDEMNITY AGREEMENT

This ENVIRONMENTAL INDEMNITY AGREEMENT (together with all Exhibits and Schedules attached hereto, this “Indemnity Agreement”), effective as of the Restatement Effective Date, is made and entered into as of November 2, 2000 between Getty Properties Corp., a Delaware corporation, whose address is 125 Jericho Turnpike, Jericho, New York 11753 (formerly known as Getty Realty Corp.,) (as further defined hereinafter, “Landlord”), and Getty Petroleum Marketing Inc., a Maryland corporation whose address is 125 Jericho Turnpike, Jericho, New York 11753 (as further defined hereinafter, “Tenant”) (together referred to as the “Parties”).

RECITALS

A.

Contemporaneously with this Indemnity Agreement, the Parties are executing that certain Consolidated, Amended and Restated Master Lease (the “Restated Master Lease”) and related documents, pursuant to which Landlord leased to Tenant certain lands and subleased or sub-subleased to Tenant certain other lands, together with all right, title and interest of Landlord, if any, in and to certain improvements and appurtenances (together, the “Premises”).

B.	Landlord and Tenant desire to allocate risks associated with certain liabilities, potential liabilities and responsibilities regarding the environmental condition of certain of the Properties.

          NOW, THEREFORE, in exchange for good and valuable consideration and of the mutual covenants and agreements contained herein, and as a further inducement to enter the Restated Master Lease, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SECTION I. DEFINITIONS.

1.

Any term not otherwise defined herein shall have the meaning assigned to such term in the Restated Master Lease. For purposes of this Indemnity Agreement, the following term shall have the following meaning.

a.

“Highspire Petroleum Terminal Property” shall mean, for purposes of this Indemnity Agreement, any and all land and Improvements at the Highspire Petroleum Terminal, 911 South Eisenhower, Middletown, Pennsylvania, except for the land and Improvements that constitute the terminal loading rack at which Tenant has rights to obtain fuel through operation of a cardlock or similar access system.

SECTION II. LANDLORD’S REPRESENTATIONS AND WARRANTIES.

1.

Landlord represents and warrants to Tenant that, to the knowledge of Landlord, as of the date hereof, except for (i) those Service Station Properties listed on Exhibits D and E to the 1997 Master Lease, Schedules 2 and 3 and Exhibit C to the Restated Master Lease, and Schedule 12 and Schedule Z hereto, (ii) those Service Station Properties and Petroleum Terminal Properties listed on Schedule 7A and Schedule 7B to that certain Informational Side Letter of even date herewith between the parties hereto and on Schedule 3.1(r)(ii) to the Merger Agreement, and

(iii) those Service Station Properties and Petroleum Terminal Properties set forth in the July 31, 2000 Project Summary Binders:

a.

There are no material permits, licenses or other authorizations for which Landlord is responsible that are required with respect to the business, operations, assets or current uses of the Service Station Properties or Petroleum Terminal Properties under applicable Environmental Laws that have not been obtained and complied with and are not otherwise in full force and effect.

b.

Except as authorized by the permits, licenses or Environmental Law: (i) no Hazardous Substances are located on the Service Station Properties or Petroleum Terminal Properties, nor have Hazardous Substances been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, stored, discharged, refined, dumped, disposed, or released on, under or about any part of the Service Station Properties or Petroleum Terminal Properties by Landlord or any previous owner, tenant, occupant, or user of the Premises except as set forth on Schedule 3 to the Restated Master Lease; and (ii) no Hazardous Substances have migrated from or to the Service Station Properties or Petroleum Terminal Properties upon, under or about other properties in violation of any Environmental Laws.

c.

Landlord has not received, and is not aware that there is proposed or threatened, with respect to the Service Station Properties or Petroleum Terminal Properties any written notice, demand, request for information, Claim (as hereinafter defined), proceeding, citation, complaint, summons, investigation, order, agreement or litigation alleging violation of Environmental Laws on the Service Station Properties or Petroleum Terminal Properties, or alleging the suspected presence or release of Hazardous Substances thereon, for which Landlord (or Tenant after the Restatement Effective Date) may be liable.

d.

None of the Service Station Properties or Petroleum Terminal Properties are or have been listed on the National Priorities List, or any other list, schedule, law, inventory or record of hazardous or solid waste sites maintained by any federal, state or local agency, and Landlord has not been designated as a “potentially responsible party” with respect to any such sites.

e.	Landlord has reported to the applicable Government, to the extent required by the Environmental Laws, any matter required to be reported by Landlord under such Environmental Laws.

SECTION III. PETROLEUM TERMINAL PROPERTIES.

1.

In the event that one or more of the owned Petroleum Terminal Properties set forth on Schedule Y hereto is not in compliance in any respect with any Environmental Law(s) as in effect as of the Restatement Effective Date or if there are conditions existing at any Petroleum Terminal Property as of the Restatement Effective Date that Tenant addresses to ensure continuing compliance, or to mitigate the cost of continuing compliance, with such Environmental Laws or to mitigate the potential for future non-compliance with such Environmental Laws, Tenant and Landlord shall share the actual, out-of-pocket costs and expenses related to the Remediation and other compliance-related activities (any such Remediation and other compliance-related activities being referred to herein as the “Preexisting Condition Terminal Compliance”) (Liabilities associated with any Remediation activities at the Newark Petroleum Terminal Property related to or arising from the Industrial Sites Recovery Act (“ISRA”) shall not be considered Preexisting Condition Terminal Compliance, but shall be addressed by Subsection 4 below) as follows:

a.

First, Tenant shall pay all costs and expenses incurred in connection with such Preexisting Condition Terminal Compliance until the amount so incurred with respect thereto equals $1,500,000 in aggregate.

b.

Second, Landlord and Tenant shall share equally the next $8,500,000 of such costs and expenses incurred in connection with such Preexisting Condition Terminal Compliance until the amount so incurred with respect thereto equals $10,000,000 in aggregate.

	c.	Third, to the extent that such costs and expenses incurred in connection with such Preexisting Condition Terminal Compliance exceeds $10,000,000, all such costs and expenses shall be borne by Tenant.

d.

Notwithstanding the above, Landlord shall be solely responsible for the actual, out-of-pocket costs and expenses related to the Preexisting Condition Terminal Compliance for the Highspire Petroleum Terminal Property.

The net effect of the foregoing provisions is that, for Petroleum Terminal Properties other than the Highspire Petroleum Terminal Property, Landlord shall not pay more than $4,250,000 in connection with all Preexisting Condition Terminal Compliance. Until the amount expended with respect to Preexisting Condition Terminal Compliance exceeds $10,000,000, Tenant shall forward to Landlord copies of all invoices and bills received by Tenant in connection with such Preexisting Condition Terminal Compliance and evidence of Tenant’s payment therefor. Within forty-five (45) days after receipt of such evidence, Landlord shall, if so required pursuant to this Section III, reimburse Tenant for Landlord’s share of the amount paid by Tenant with respect to such invoices and bills.

2.

In connection with any proposed Preexisting Condition Terminal Compliance contemplated at a time when the costs and expenses incurred by Tenant for all prior Preexisting Condition Terminal Compliance expenditures exceed $1,500,000 in aggregate (and Landlord shall not have paid its maximum amount), Tenant shall furnish to Landlord plans setting forth the scope of such project and an estimate of the cost thereof, certified by a reputable environmental engineering firm (a “Terminal Expenditure Plan”).

a.

Landlord shall have thirty (30) days from the receipt of any such Terminal Expenditure Plan either to approve such Terminal Expenditure Plan or provide Tenant with an alternate Terminal Expenditure Plan, certified by a reputable environmental engineering firm, which alternate Terminal Expenditure Plan shall have the same scope as Tenant’s Terminal Expenditure Plan but may have a lower cost estimate than that set forth in Tenant’s Terminal Expenditure Plan.

b.

If Landlord fails to approve Tenant’s Terminal Expenditure Plan or to provide Tenant with such alternate Terminal Expenditure Plan within such thirty (30) day period, Landlord’s approval of such Terminal Expenditure Plan shall be deemed granted.

c.

In the event that Landlord provides Tenant with an alternate Terminal Expenditure Plan, such Preexisting Condition Terminal Compliance shall be conducted in accordance with such alternate Terminal Expenditure Plan, unless Tenant reasonably disapproves of such Terminal Expenditure Plan within seven (7) days of receipt of the same.

	d.	If Tenant fails to respond to such alternate Terminal Expenditure Plan within such seven (7) day period, then Tenant’s approval of such alternate Terminal Expenditure Plan shall be deemed granted.

e.

If Tenant reasonably disapproves of such alternate Terminal Expenditure Plan and if Landlord and Tenant cannot thereafter promptly agree on a Terminal Expenditure Plan, such dispute shall be resolved by an arbitration conducted in accordance with the applicable provisions set forth in Exhibit F of the Restated Master Lease.

	f.	Except as provided in Subsection g. below, all Preexisting Condition Terminal Compliance shall be conducted in accordance with the Terminal Expenditure Plan.

g.

In the event of an imminent and substantial endangerment or when, in the reasonable judgment of Tenant, immediate action is necessary to avoid enforcement activities, or a fine and/or penalty in excess of $1500 per day or $100,000 in the aggregate, by an applicable Government, Tenant may take such action as necessary to respond to the imminent and substantial endangerment or to avoid enforcement by the applicable Government, prior to agreement on a Terminal Expenditure Plan and such action shall not affect in any way Landlord’s obligations under this Section.

All costs and expenses incurred by Landlord related in any way to the development of an alternate Terminal Expenditure Plan (as contemplated by subsection a, above) or by Tenant and Landlord related in any way to arbitration of a dispute concerning a Terminal Expenditure Plan (as contemplated by subsection e., above) shall not be chargeable as costs and expenditures hereunder.

3.

With respect to any Preexisting Condition Terminal Compliance for which Notice has been given in good faith prior to the tenth (10th) anniversary of the Restatement Effective Date, Landlord’s obligations hereunder shall survive and continue in full force and effect until completion of the Terminal Expenditure Plan or Landlord’s fulfillment of its obligations hereunder, whichever is sooner. Landlord shall have no liability or obligation whatsoever hereunder with respect to any Preexisting Condition Terminal Compliance for which Notice has been received after the tenth (10th) anniversary of the Restatement Effective Date.

4.

Landlord shall be solely responsible for any and all liability or obligation at the Newark Petroleum Terminal Property related to or arising from ISRA, except for that liability or obligation under ISRA created or caused by Tenant after the Restatement Effective Date, including but not limited to all liability or obligation related in any way to the Contamination for which Texaco is responsible, or to Contamination discovered as a result of the sampling for which the New Jersey Department of Transportation has given notice and shall hold Tenant harmless for any such liability or obligation. Landlord shall retain and continue to exercise whatever rights it may have to compel a third party to fully discharge any Remediation or other related obligations the third party may have under ISRA, and shall remain solely responsible for any associated actual, out-of-pocket costs and expenses. If Landlord fails to compel such third party to fully discharge any Remediation or other similar obligations under ISRA, Landlord shall be fully responsible for the discharge of such responsibilities.

SECTION IV. TENANT’S OBLIGATIONS.

1.

Notwithstanding anything to the contrary herein, in the Restated Master Lease, or any other agreement, Tenant shall have no liability or obligation whatsoever, and Landlord shall indemnify and hold Tenant harmless with respect to any and all allegations, actions, orders, decrees, suits, demands, demand letters, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees (hereinafter “Claims”) with respect to a breach of Landlord’s representations in Section II, above, as well as:

	a.	The Highspire Petroleum Terminal Property;

	b.	Any Petroleum Terminal Property and Service Station Property closed, sold or otherwise disposed of prior to February 1, 1997 (the “Spinoff Transaction”);

c.

Service Stations Properties closed, sold or otherwise disposed of after the Spinoff Transaction and before the Restatement Effective Date, except for the Service Station Properties identified on Schedule Z hereto;

	d.	UST Upgrades at the Service Station Properties for which Landlord is responsible pursuant to Section 7.6 of the Restated Master Lease; and

	e.	Remediation activities at the Service Station Properties for which Landlord is responsible pursuant to Section 9 of the Restated Master Lease.

2.

Notwithstanding anything to the contrary herein, in the Restated Master Lease, or any other agreement, any condition not in full compliance with any Environmental Law as of the Restatement Effective Date at any Service Station Property or Petroleum Terminal Property shall not operate as a lease default and Tenant shall have no liability or obligation whatsoever to engage in any Remediation or other compliance-related activity with respect to any such non-compliance condition as of the Restatement Effective Date at any such Service Station Property or Petroleum Terminal Property, except when required by a bona fide Claim asserted by an applicable Government or a party other than Landlord or any Landlord affiliate (excluding any Claim relating to any breach of Landlord’s representations in Section II, above), provided, however, that at any time, in Tenant’s sole discretion, Tenant may engage in any Remediation or other compliance-related activity with respect to any Service Station Property or Petroleum Terminal Property. Landlord shall not take any action (i) reasonably likely to cause an applicable Government or a party other than Landlord to assert a Claim that seeks such Remediation or other compliance-related activity or (ii) to compromise, admit any fact, concede liability or otherwise materially prejudice Tenant’s ability to defend any actual or potential Claim. Tenant shall not be deemed to be required by a bona fide Claim to take action if Tenant has a reasonable, good faith basis for asserting a challenge or defense and Tenant is, in fact, diligently challenging or defending against such Claim. So long as Tenant has a reasonable, good faith basis for asserting a challenge or defense and Tenant is, in fact, diligently challenging or defending against such Claim, any condition that is the subject of Tenant’s challenge or defense shall not operate as a lease default.

3.

Except as set forth in this Indemnity Agreement and in the Restated Master Lease, Landlord shall have no liability to Tenant for any environmental matter related to the Service Station Properties or Petroleum Terminal Properties.

SECTION V. LANDLORD’S ADDITIONAL OBLIGATIONS.

1.

Landlord’s Cooperation. Landlord hereby grants Tenant the right to exercise Landlord’s rights to compel each third party listed on Schedule 12 hereto to discharge fully any Remediation or other similar obligations that such third party may owe to Landlord pursuant to any purchase and sale or similar agreement for any of those Properties (a “Sale Agreement”). Tenant shall comply with all applicable obligations of Landlord under any Sale Agreement, including, without limitation, Landlord’s obligation to provide for and permit access to the Property that is the subject matter of such Sale Agreement by such third party and/or its employees, agents and contractors in the manner set forth in such Sale Agreement. Such third parties shall be solely responsible for fulfilling all Remediation and similar obligations, and Landlord shall under no circumstance have any obligation or liability with respect thereto, except as may be specifically required by Article 9 of the Restated Master Lease. If such rights of Landlord under any such Sale Agreement are not assignable, then Landlord shall cooperate with Tenant (which cooperation may include, without limitation, litigation) as Tenant shall reasonably request, and at Tenant’s expense (including, without limitation, Indemnifying Landlord), so as to enforce the performance of such third party obligations under such Sale Agreement.

2.

Restatement Effective Date. Upon the occurrence of the Restatement Effective Date, Landlord shall deliver to Tenant a certificate containing representations as of the Restatement Effective Date substantially identical to those contained in Section II, except that the Exhibits and Schedules referred to in that Section shall, for the purposes of such certificate, contain such modifications or amendments as may be necessary to cause the representations contained in such certificate to be true and correct as of the Restatement Effective Date. In no event, shall the modifications or amendments to the Exhibits and Schedules serve to cure any breach of the representations made on the date hereof.

SECTION VI. MISCELLANEOUS PROVISIONS.

1.	Amendment and Modification. Any amendment or modification to this Indemnity Agreement must be in writing signed by both of the Parties hereto.

2.

Assignment. This Indemnity Agreement and all of the provisions hereof shall bind and benefit the Parties hereto and their respective successors and permitted assigns. Nothing in this Indemnity Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the Parties hereto, and their respective successors and assigns, any right, remedy, or Claim under or by reason of this Indemnity Agreement or any provision herein contained. Both Parties have the right to assign (and each successive assignee may further assign) their rights under this Indemnity Agreement to any person or entity, which such person or entity by acceptance of such assignment shall be deemed to assume all liabilities, indebtedness and obligations included in the rights assigned.

3.

Governing Law. This Indemnity Agreement and its interpretation and performance shall be governed by and construed and regulated in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

4.

Counterparts. This Indemnity Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become a binding agreement when one or more of the counterparts have been signed by each of the Parties and delivered to the other party.

5.

Agent for Service of Process. Tenant hereby irrevocably names and designates Lukoil Americas Corporation, a Delaware corporation whose address is 540 Madison Avenue, New York, NY, as Tenant’s agent (Tenant’s “Agent”) for service of process, including all notices required to institute any proceeding in any court or in any other way required to confer personal jurisdiction over Tenant in any court, and for the receipt of any Notices or other communications required under this Indemnity Agreement, including any and all Notices under this Indemnity Agreement issued for the purpose of demanding compliance with this Indemnity Agreement. Service or demand upon Agent shall be good and sufficient service and demand upon Tenant for all purposes, including, without limitation, the purpose of obtaining personal jurisdiction over Tenant for any legal action or proceeding or for the purpose of commencing any proceeding. Tenant agrees to take any and all action necessary to continue Agent’s designation in full force and effect. If Agent becomes unable to act as Agent for any reason then Tenant shall forthwith irrevocably designate a replacement Agent satisfying the requirements of this Section that would apply to any replacement Agent, as set forth in the next sentence. By Notice to Landlord (but no more frequently than once every six months), Tenant may substitute in place of Agent any other Person having full-time business offices and a street address in Manhattan. Tenant agrees that delivery of any Notice to Agent, or any service of process upon Agent, in accordance with the notice requirements of this Indemnity Agreement, shall constitute valid and effective personal service upon Tenant. Any such Notice or service of process shall be effective in accordance with the provisions of this Indemnity Agreement relating to Notices. Any failure of Agent to give any notice of such service of process or Notice to Tenant shall not impair or affect the validity of such Notice, service of process, or any judgment rendered in any proceeding based thereon.

6.

Entire Agreement. This Indemnity Agreement embodies the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no separate understandings or agreements, oral or written, between the Parties with respect to the subject matter contained herein. This Indemnity Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter. The Restated Master Lease contains certain parallel provisions, but in the event of any conflict between this Indemnity Agreement and the Restated Master Lease, this Indemnity Agreement governs and controls.

7.

Headings. The article and section headings contained in this Indemnity Agreement are for convenience and reference purposes only and shall not affect in any way the meaning or interpretation of this Indemnity Agreement.

8.

Severability. If any one or more terms or provisions contained in this Indemnity Agreement or the application of such terms or provisions shall, for any reason and to any extent, be held to be invalid, illegal or unenforceable in any respect, then the remainder of this Indemnity Agreement, or the application of terms or provisions to persons or circumstances other than those as to which it is invalid, illegal or unenforceable, shall not be affected by such invalidity. All remaining provisions of this Indemnity Agreement shall be valid and enforced to the fullest extent permitted by law.

9.

Further Assurances. Each party to this Indemnity Agreement agrees to execute such documents or instruments, and to take such action, as the other party may reasonably request after the date hereof in order to effectuate and perfect the indemnification contemplated hereby.

10.	Third Party Beneficiary. The Landlord and Tenant are the intended beneficiaries of this Indemnity Agreement.

11.

Submission to Jurisdiction. Each of the Parties to this Indemnity Agreement hereby submits to the exclusive jurisdiction of the United Stated District Court for the Southern District of New York for purposes of all legal proceedings arising out of or relating to this Indemnity Agreement and the estates and relationships created hereby. If the Parties hereto are unable to submit to the jurisdiction of the United States District Court for the Southern District of New York notwithstanding reasonably diligent efforts to do so, then the Parties shall submit to the exclusive jurisdiction of any New York State court sitting in New York County, New York. Each of the Parties to this Indemnity Agreement hereby irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceedings brought in any such court and any Claim that any such proceeding brought in any such court has been brought in an inconvenient forum.

12.

Interpretation. No inference in favor of or against any party shall be drawn from the fact that such party has drafted any portion of this Indemnity Agreement. The Parties have both participated substantially in the negotiation, drafting and revision of this Indemnity Agreement with representation by counsel and such other advisers as they have deemed appropriate. The words “include” and “including” shall be construed to be followed by the words: “without limitation.”

13.

Remedies. Any breach by Tenant of any obligation or undertaking herein shall not, under any circumstances, absolve Landlord of its obligations and undertakings herein. The sole remedies available to Landlord upon breach by Tenant shall be the ability to seek injunctive relief to ensure compliance and to seek actual damages accrued as a result of the breach.

IN WITNESS WHEREOF, the Parties have caused this Indemnity Agreement to be signed by their respective officers thereunto duly authorized as of the date above.

Getty Properties Corp.

By:

Name:

Title:

Getty Petroleum Marketing Inc.

By:

Name:

Title:

SCHEDULE 12

Loc #	Street	City	State
56294	592 Route 70	Brick	NJ
56297	650 Route 15 South	Lake Hopatcong	NJ
58828	292 Railroad Ave	Sayville	NY
58829	3229 Sunrise Hwy	Wantagh	NY
58835	1061 Islip Avenue	Central Islip	NY
58836	26-27 College Pt. Causeway	College Point	NY
58837	897 Route 1090	N. Lindenhurst	NY
58838	1580 Straight Path	Wyandanch	NY
58839	761 Main St	New Rochelle	NY
58843	262 Hillside Ave	Floral Park	NY
58845	1733 Old County Rd	Riverhead	NY
58855	4220 Sheridan Drive	Amherst	NY
58856	1770 Seneca St.	Buffalo	NY
58857	2355 Elmwood	Buffalo	NY
58858	595 Ontario Street	Buffalo	NY
58859	650 Tonawanda St.	Buffalo	NY
58860	2211 Grand Isl. Blvd.	Grand Island	NY
58861	5461 Southwestern Blvd.	Hamburg	NY
58862	660 Englewood Ave.	Kenmore	NY
58863	1211 Colvin Blvd.	Kenmore	NY
58864	2540 South Park	Lackawana	NY
58865	820 Center St.	Lewiston	NY
58866	6302 Buffalo Ave.	Niagara Falls	NY
58867	960 Ellicott Creek	Tonawanda	NY
58868	1310 Sheridan Dr.	Tonawanda	NY
58869	723 Mineral Springs	W. Seneca	NY
58870	710 Orchard Park Rd.	W. Seneca	NY
58871	6130 Main Street	Williamsville	NY

28 Third Parties with Clean-Up Responsibilities - GRC

56300	704 State Highway 72 West	Chatsworth	NJ
56301	330 East Main Street	Tuckerton	NJ
56302	1801 Central Avenue	Bamegat Light	NJ
56303	980 East Bay Avenue	Manahawkin	NJ
56304	2523 Route 206	Easthampton	NJ
56305	3970 North Delsea Drive	Newfield	NJ
56306	435 South Delsea Drive	Clayton	NJ
56307	237 West 8th Street	Ship Bottom	NJ
56308	164 Mercer Street	Hightstown	NJ
56309	487 Woodlane Road	Westampton	NJ
56310	5th Street & Bay Avenue	Beach Haven	NJ
56311	1139 Cooper Street	Edgewater Park	NJ
56312	3426 Nesco Road	Nesco	NJ
56313	206 Hanover Street	Pemberton	NJ
56315	605 12th Street	Hammonton	NJ
56316	301 West 8th Street	Ship Bottom	NJ

56317	385 Route 9	Bayville	NJ
56318	419 Cedar Lane	Teaneck	NJ
56319	349 Ridge Road	Lyndhurst	NJ
56320	333 Main Street	West Creek	NJ
56321	199 Mathistown Road	Little Egg Harbor	NJ
56322	19 Route 73	Palmyra	NJ
56323	3600 Brigantine Road	Brigantine	NJ
56325	13601 Long Beach Boulevard	Beach Haven	NJ
58832	6077 Jericho Tpke	Commack	NY
58833	1964 Vets Hwy	Islandia	NY
58834	257 Bayshore Rd	Deer Park	NY
58840	500 Lakefield Rd	E. Northport	NY
58841	841 Old Country Rd	Riverhead	NY
58842	549 Old Country Rd.	Westbury	NY
58846	1171 Sunrise Hwy	Bayshore	NY
58847	500 Westbury Avenue	Carle Place	NY
58848	300 Front St	Greenport	NY
58849	975 N. Broadway	Massapequa	NY
58851	170 Bayshore Rd	N. Babylon	NY
58852	2670 N. Jerusalem Ave.	N. Bellmore	NY
58853	276 Uniondale Ave	Uniondale	NY

37 Third Parties with Clean-Up Responsibilities – GPM

65 Grand Total – Third Parties with Clean-Up Responsibilities

SCHEDULE Y

(Petroleum Terminal Properties)

Newark Petroleum Terminal	86 Doremus Avenue	Newark, NJ

Mt. Vernon Petroleum Terminal	4301 Boston Post Road	Bronx, NY

Long Island City Petroleum Terminal	3023 Greenpoint Ave.	Long Island, NY

New Haven Petroleum Terminal	85 Forbes Avenue	New Haven, CT

E. Providence Petroleum Terminal	Massasoit Ave. and Dexter Road	E. Providence, RI

Rensselaer Petroleum Terminal	49 Riverside Avenue	Rensselaer, NY

SCHEDULE Z

Location	Street Address

06824	250 Hope Street	Stamford, CT 06906

67428	State Road	Upper Darby, PA 19082

67616	2242 Bridge Street	Philadelphia, PA 19173

97364	Marshall & Markley	Norristown, PA 19401

98107	77-19 88th Street	Glendale, NY 11385

98296	994 McDonald Avenue	Brooklyn, NY11230

98502	602 39th Street	Brooklyn, NY 11232

98589	67-25 Maurice Avenue	Woodside, NY 11377

98768	1785 Cropsey Avenue	Brooklyn, NY 11214

98987	4017 Tremont Avenue	Bronx, NY 10461

94511	538 Blue Hill Avenue	Dorchester, MA

95704	786 River Drive	Garfield, NJ

98226	268 Tarrytown Road	White Plains, NY